Exhibit 99.2

AT THE COMPANY	ON THE WEB
Mike Lonsway	www.forestcity.net
Executive Vice President – Planning
216-416-3325

Jeff Linton
Senior Vice President – Corporate Communication
216-416-3558

FOR IMMEDIATE RELEASE

Forest City Reports 2017 Second-Quarter and Year-to-Date Results

•	Q2 Net earnings: $56.8 million ($0.22 per share) vs. $26.6 million ($0.10 per share) Q216

•	Q2 FFO: $103.5 million ($0.39 per share) vs. $95.7 million ($0.36 per share) Q216

•	Q2 Operating FFO: $105.5 million ($0.40 per share) vs. $96.5 million ($0.37 per share) Q216

•	Company introduces guidance for 2017 Operating FFO of $1.50 - $1.55 per share

•	Executes transaction agreements for regional mall, specialty retail portfolio dispositions

CLEVELAND, Ohio - August 3, 2017 - Forest City Realty Trust, Inc. (NYSE: FCEA) today announced financial results for the three and six months ended June 30, 2017.

Net Earnings
The company had 2017 second-quarter net earnings of $56.8 million, or $0.22 per share, compared with net earnings of $26.6 million, or $0.10 per share for the second quarter of 2016. For the six months ended June 30, 2017, the company had net earnings of $97.7 million, or $0.37 per share, compared with net earnings of $270.6 million, or $1.02 per share, for the six months ended June 30, 2016. Per share amounts throughout this press release are presented on a fully diluted basis

The year-to-date variance in net earnings was driven primarily by significant first-quarter 2016 gains on dispositions and joint ventures that did not recur in 2017.

Additional factors impacting net earnings/loss for the three and six months ended June 30, 2017, are described below under FFO and Operating FFO and are included in the company’s quarterly report on Form 10-Q for the three and six months ended June 30, 2017, filed with the Securities and Exchange Commission (SEC) and supplemental package for the quarter ended June 30, 2017, furnished to the SEC on Form 8-K. The Form 10-Q and supplemental package are available on the company’s website, www.forestcity.net.

Revenues
Consolidated revenues for the second quarter were $236.4 million, compared with $226.0 million for the second quarter of 2016. For the six months ended June 30, 2017, revenues were $452.4 million, compared with $452.2 million for the six months ended June 30, 2016.

Funds From Operations (FFO)
Second-quarter FFO was $103.5 million, or $0.39 per share, compared with $95.7 million, or $0.36 per share for the second-quarter of 2016. FFO for the six months ended June 30, 2017 was $195.7 million, or $0.74 per share, compared with $386.4 million, or $1.45 per share for the six months ended June 30, 2016.

The primary drivers of the year-to-date FFO variance include first-quarter 2016 gains totaling $245.8 million, net of tax, or approximately $0.91 per share, from disposition of the 625 Fulton Avenue development parcel in Brooklyn and the company’s interest in the Brooklyn Nets, partially offset by lower 2017 loss on extinguishment of debt of $25.5 million, and decreased 2017 organizational transformation and severance costs of $3.0 million.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings, the most comparable GAAP measure, to FFO.

Operating FFO
Operating FFO for the second quarter was $105.5 million, or $0.40 per share, compared with $96.5 million, or $0.37 per share, for the second quarter of 2016. For the six months ended June 30, 2017 Operating FFO was $200.1 million, or $0.75 per share, compared with $177.7 million, or $0.67 per share, for the six months ended June 30, 2016.

Positive factors impacting 2017 second-quarter Operating FFO included decreased interest expense of $9.5 million; increased land sales at Stapleton of $3.2 million, increased lease termination fee income of $3.1 million, increased net operating income (NOI) from the mature portfolio of $1.6 million, and improved corporate G&A/other NOI of $1.3 million, the majority of which is reduced overhead expense. These positive factors were partially offset by reduced interest capitalized to active development projects of $5.1 million, reflecting the completion and delivery of new properties into the portfolio and a corresponding overall lower level of development activity, as well as reduced Operating FFO from properties sold of $3.6 million and reduced Operating FFO from other sources of $1.0 million.

Factors impacting Operating FFO for the second quarter and year to date are illustrated in bridge diagrams included in the company’s supplemental package for the three months ended June 30, 2017. The quarterly report and supplemental package also include additional explanations of factors impacting Net Earnings, Operating FFO and FFO for the three and six months ended June 30, 2017.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling FFO to Operating FFO.

Governance Update
On June 9, at the company’s Annual Meeting, stockholders overwhelmingly approved a collapse of the company’s former dual-class share structure, creating a single class that will elect all directors with equal voting rights. With the reclassification of its stock, the company also adopted a majority voting standard for all directors in uncontested elections.

All directors standing for election were also approved by stockholders, including two new independent directors, Z. Jamie Behar and Craig Macnab, resulting in eight independent directors on the company’s

13-member board. In addition, in May, the Board took further measures to improve board refreshment by adopting a retirement policy for directors at age 75.

Commentary
“Our results for the second quarter and year to date continue to demonstrate the strength of our portfolio and the positive impact of the focused execution of our strategies,” said David J. LaRue, Forest City president and chief executive officer. “Second-quarter FFO and Operating FFO both rose eight percent on a per share basis, compared with the comparable period last year, and Operating FFO per share is up 12 percent for the first half of 2017.

“Comparable property NOI rose in our apartment and office portfolios, up 2.3 percent in apartments on higher gross potential rent, and up 1.4 percent in office, driven primarily by increased rents at MetroTech in Brooklyn and occupancy improvement at University Park at MIT. Comp NOI dipped in our retail portfolio due to planned re-merchandising and re-tenanting at San Francisco Centre, which include temporary store closures as tenant spaces are expanded and renovated. Those tenants are expected to re-open in December. Excluding San Francisco Centre, retail comp NOI would have been up 1.8 percent in the second quarter and up 2.3 percent year to date. Overall comp NOI, excluding San Francisco Centre, would have been up 1.8 percent for the quarter, and 1.1 percent for the year to date. We expect comp NOI results to continue to improve in the second half of the year, and we remain confident in our ability to achieve our previously stated goal of approximately 3 percent overall comp NOI growth for the full year.

“Trends in rent growth also continue to be positive, with new, same-spaces leases in the quarter up 12 percent in the office portfolio and 20 percent in our regional malls. Average monthly rents in our comparable apartments also increased 1.5 percent, despite a significant volume of new product opening in a number of markets. Occupancy in the comp apartment portfolio was down, compared with the second quarter of last year, but rose sequentially from results in the first quarter of this year, reversing the trend we saw in late 2016 and earlier this year. Overall office occupancy dipped in the quarter, primarily on the timing of lease expirations at One Pierrepont Plaza in Brooklyn and at our Ballston office building, which adjoins Ballston Quarter in Arlington, VA, a mixed-used project currently undergoing extensive redevelopment. Occupancy was also down in the regional malls, primarily due to the re-merchandising at San Francisco Centre and vacancies at South Bay Galleria, where a redevelopment program is preparing to be launched.

“Our margin improvement efforts continue to gain traction, with year-to-date margins on comparable NOI up over yearend 2016 across all three property segments. Our overall adjusted EBITDA margins are also up, year to date, and we remain confident in our ability to achieve our goal of a stabilized run rate of 400 to 500 basis points of improvement in adjusted EBITDA margins, over our yearend 2016 baseline, by the second quarter of 2018.

“As part of our ongoing commitment to increase stockholder communications, our senior management team recently completed in-person meetings with more than 30 institutional investors, representing more than 55 percent of our shares outstanding. Our non-executive chairman and several of our independent directors also took part in those meetings. We used the opportunity to listen to stockholder input, and to provide updates on our business strategy and outlook. We also communicated key updated goals, including achieving a net debt to adjusted EBITDA ratio of 6.5 and more than doubling our dividend, both by 2019. The meetings provided valuable feedback to management and the board regarding stockholder perspectives on key priorities for the company.

“We have executed transaction agreements with both QIC and Madison International for the disposition of our regional mall and specialty retail portfolios, respectively. We expect these transactions to close in the fourth quarter. For the malls, the initial closing is pending required third-party approvals and the completion of due diligence and final approvals by QIC’s investors, which is expected by September 30, 2017.

“For the specialty centers, the initial closing is pending required third-party approvals and final drafting of ancillary documentation with Madison. We have agreed with Madison to close on eleven of the twelve properties in the portfolio. The twelfth property, 42nd Street Retail, is expected to close after resolution of the ground lease rate reset dispute with the city. These are large, complex transactions that have taken time to negotiate and structure, but we are confident in our ability to work with our partners to bring them to closure.

“The dispositions of our federally assisted housing communities continue. As of the end of the second quarter, 22 properties have closed, representing $53.5 million of the anticipated total net proceeds of approximately $65 million. We anticipate closing the balance as we obtain final third-party approvals. The buyer assumed full management responsibility for this portfolio in the first quarter.”

Comparable NOI, Occupancies and Rent
Overall comparable net operating income (NOI) for the three months ended June 30, 2017, increased 1.1 percent, with increases of 1.4 percent in office and 2.3 percent in apartments and a decrease of 1.0 percent in retail, compared with results for the same period in 2016. As noted under Commentary, retail comparable NOI was impacted by planned re-merchandising at San Francisco Centre. Excluding San Francisco Centre, retail comparable NOI would have been up 1.8 percent for the quarter.

Comparable office occupancies were 97.0 percent at June 30, 2017, down from 97.8 percent in the first quarter of 2016. For the rolling 12-month period ended June 30, 2017, rent per square foot in new, same-space office leases increased 12.5 percent over prior rents.

In the apartment portfolio, average monthly rents per unit for the company’s total comparable apartments rose to $1,531 for the six months ended June 30, 2017, a 1.5 percent increase compared with average monthly rents for the six months ended June 30, 2016. Comparable average rents per unit in the company’s core markets were $2,015, a 1.2 percent increase from the comparable period in 2016. The rate of increase was negatively impacted by increased apartment supply and market dynamics in New York City. Comparable economic occupancies for the six months ended June 30, 2017, were 94.1 percent, down from 94.5 percent for the six months ended June 30, 2016.

In the retail portfolio, comparable retail occupancies at June 30, 2017, decreased to 93.5 percent, compared with 94.2 percent at June 30, 2016. As noted previously, re-merchandising at San Francisco Centre, as well as vacancies at South Bay Galleria, contributed to the decline in retail occupancy. Sales in the company’s regional malls averaged $572 per square foot on a rolling 12-month basis, up from $570 per square foot at March 31, 2017. For the rolling 12-month period ended June 30, 2017, new, same-space leases in the company’s regional malls increased 16.7 percent over prior rents.

Comparable NOI, defined as NOI from stabilized properties operated in the six months ended June 30, 2017 and 2016, is a non-GAAP financial measure. Included in this release is a schedule that presents comparable NOI and a reconciliation of earnings before income taxes to NOI.

Openings and Projects Under Construction

During the second quarter, Forest City completed work on The Bridge at Cornell Tech, a 235,000-square-foot corporate “co-location” building at Cornell Tech’s new campus on Roosevelt Island in New York City. Cornell, which will take approximately 40 percent of the space, is expected to occupy the building in August. In June, Cornell Tech, Forest City and Citigroup jointly announced that Citi had committed to lease 10,900 square feet in the building.

At June 30, 2017, Forest City had 10 projects under construction at a total cost of $1.2 billion, or $489.4 million at the company’s share. These include:

APARTMENTS:

•	Axis, a 391-unit apartment community in Los Angeles with 15,000 square feet of street-level retail, is expected to begin phased opening in the third quarter of 2017.

•	Ardan, a 389-unit apartment community in Dallas, is expected to begin phased opening in the first quarter of 2018.

Axis and Ardan are part of the company’s residential development fund with the Arizona State Retirement System. Other apartment projects currently under construction include:

•
38 Sixth Avenue, a 303-unit, all-affordable apartment community with 6,000 square feet of street-level retail at Pacific Park Brooklyn that is part of the company’s strategic partnership with Greenland USA, is expected to begin phased opening in the third quarter of 2017.

•	Mint Town Center, a 399-unit apartment community with 7,000 square feet of street-level retail at Stapleton in Denver, is expected to begin phased opening in the third quarter of 2017.

•	VYV, a 421-unit apartment community in Jersey City, NJ, with 9,000 square feet of street-level retail, is expected to be completed in the first quarter of 2018.

•
Ballston Quarter Residential, a 406-unit apartment community, including 53,000 square feet of lower-level retail, that is part of the company’s mixed-use redevelopment of the former Ballston Common Mall in Arlington, VA. The project is expected to begin phased opening in the third quarter of 2018.

•	The Guild, a 191-unit apartment community at The Yards in Washington, D.C., is expected to be completed in the fourth quarter of 2018.

•	Capper 769, a 179-unit apartment community in Washington, D.C., is expected to be completed in the first quarter of 2019.

RETAIL

•
Ballston Quarter Redevelopment, the 307,000-square-foot retail component of the company’s mixed-use redevelopment of the former Ballston Common Mall in Arlington, VA. The retail component is expected to be completed in the third quarter of 2018.

Outlook
“We are optimistic about the future that is unfolding for Forest City,” said LaRue. “We are laser-focused on diligent execution of our strategies to drive operational excellence, further reduce leverage, increase margins, complete our retail dispositions, and enhance investor line-of-sight into our strategies, operations, and embedded growth opportunities.

“We remain confident in our ability to deliver solid full-year 2017 results and achieve meaningful progress towards our long-term strategic goals. As part of our effort to enhance transparency and communication with investors, we will begin providing guidance on Operating FFO to increase visibility and clarity on management’s projected outlook.

“We expect to achieve full-year 2017 Operating FFO in the range of $1.50 to $1.55 per share.  Operational and margin improvements are helping drive these OFFO results and will increase our taxable operating income. As a result, we expect to recommend to the board an increase in the dividend for the balance of 2017.

“We continuously monitor the changing market dynamics we face in the real estate investment marketplace. We also recognize that we have been, and continue to be, in an extended economic cycle and must continue to exercise prudent and disciplined capital allocation to new development.  Given current conditions, we intend to reduce the upper limit of our development ratio from 10 percent to approximately 7.5 percent of total assets.

“In summary, we are confident in our ability to drive future growth and profitability, further close our NAV gap and significantly increase total stockholder returns.”

Corporate Description
Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $8.2 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of office, retail and apartment real estate throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investors section of the company’s website at www.forestcity.net for a supplemental package, which the company furnished to the SEC on Form 8-K on August 3, 2017, and is also available on the company’s website, www.forestcity.net. The supplemental package includes operating and financial information for the quarter ended June 30, 2017, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, and comparable NOI, to their most directly comparable GAAP financial measures.

Investor Presentations
Please note the company periodically posts updated investor presentations on the Investors page of its website at www.forestcity.net. It is possible the periodic updates may include information deemed to be material. Therefore, the company encourages investors, the media, and other interested parties to review the Investors page of its website at www.forestcity.net for the most recent investor presentation.

FFO
FFO, a non-GAAP measure, along with net earnings, provides additional information about the company’s core operations. While property dispositions, acquisitions or other factors impact net earnings in the short-term, it believes FFO presents a consistent view of the overall financial performance of its business from period-to-period since the core of its business is the recurring operations of its portfolio of real estate assets. Management believes that the exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the company’s core assets assists in comparing those operating results between periods. Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen with market conditions, many real estate investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets and impairment of depreciable real estate, management believes that FFO, along with the required GAAP presentations, provides another measurement of the Company’s performance relative to its competitors and an additional basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide.

The majority of the company’s peers in the publicly traded real estate industry report operations using FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is defined by NAREIT as net earnings excluding the following items at the company’s ownership: i) gain (loss) on full or partial disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); and iv) cumulative or retrospective effect of change in accounting principle (net of tax).

Operating FFO
In addition to reporting FFO, the company reports Operating FFO, a non-GAAP measure, as an additional measure of its operating performance. It believes it is appropriate to adjust FFO for significant items driven by transactional activity and factors relating to the financial and real estate markets, rather than factors specific to the on-going operating performance of its properties. The company uses Operating FFO as an indicator of continuing operating results in planning and executing its business strategy. Operating FFO should not be considered to be an alternative to net earnings computed under GAAP as an indicator of the company’s operating performance and may not be directly comparable to similarly-titled measures reported by other companies.

The company defines Operating FFO as FFO adjusted to exclude: i) impairment of non-depreciable real estate; ii) write-offs of abandoned development projects and demolition costs; iii) income recognized on state and federal historic and other tax credits; iv) gains or losses from extinguishment of debt; v) change in fair market value of nondesignated hedges; vi) gains or losses on change in control of interests; vii) the adjustment to recognize rental revenues and rental expense using the straight-line method; viii) participation payments to ground lessors on refinancing of our properties; ix) other transactional items; x) the Nets pre-tax FFO; and xi) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors.

2017 Guidance
Forest City Realty Trust Inc.’s year ended December 31, 2017 guidance for net earnings attributable to common stockholders - diluted and Operating funds from operations (“Operating FFO”) per share - diluted is disclosed and reconciled below. These estimates reflect management’s view of current and future market conditions, including assumptions with respect to, but not limited to, rental rates, occupancy levels and comparable net operating income. These estimates exclude any possible future gains or losses from the disposal of rental properties or change in control of interest transactions, including any applicable operating results. In addition, these estimates do not assume any potential property acquisitions or related operating results, future impairment charges or write-offs of abandoned development projects and demolition costs. Estimated fully diluted weighted average shares for the year ended December 31, 2017 were used to calculate the per share estimates. These estimates are subject to fluctuations and there can be no assurance the Company’s actual results will not differ materially from these estimates. This guidance is a forward-looking statement and is subject to the risks and other factors described elsewhere in this release and in the Company's annual and quarterly period reports filed with the Securities and Exchange Commission.
NOI
NOI, a non-GAAP measure, reflects the company’s share of the core operations of its rental real estate portfolio, prior to any financing activity. NOI is defined as revenues less operating expenses at the company’s ownership within its Office, Apartments, Retail and Development segments, except for revenues and cost of sales associated with sales of land held in these segments. The activities of its Corporate and Other segments do not involve the operations of its rental property portfolio and therefore are not included in NOI.

The company believes NOI provides important information about its core operations and, along with earnings before income taxes, is necessary to understand its business and operating results. Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, revenues and cost of sales associated with sales of land, other non-property income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating office, apartment and retail real estate and the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing a perspective on operations not immediately apparent from net income. The company uses NOI to evaluate its operating performance on a portfolio basis since NOI allows it to evaluate the impact that factors such as occupancy levels, lease structure, rental rates, and tenant mix have on its financial results. Investors can use NOI as supplementary information to evaluate the company’s business. In addition, management believes NOI provides useful information to the investment community about its financial and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of performance in the real estate industry. NOI is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, our GAAP measures, and may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI, a non-GAAP measure, as a metric to evaluate the performance of its office, apartment and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in all periods presented. Non-capitalizable development costs and unallocated management and service company overhead, net of service fee revenues, are not directly attributable to an individual operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates, certain litigation expenses incurred and any related legal settlements and NOI impacts of changes in ownership percentages, are excluded from comparable NOI. Other properties and activities such as Arena, federally assisted housing, military housing, straight-line rent adjustments and participation payments as a result of refinancing transactions are not evaluated on a comparable basis and the NOI from these properties and activities is considered non-comparable NOI.

Comparable NOI is an operating statistic defined as NOI from stabilized properties operated in all periods presented. The company believes comparable NOI is useful because it measures the performance of the same properties on a period-to-period basis and is used to assess operating performance and resource allocation of the operating properties. While property dispositions, acquisitions or other factors impact net earnings in the short term, the company believes comparable NOI presents a consistent view of the overall performance of its operating portfolio from period to period. A reconciliation of earnings (loss)

before income taxes, the most comparable financial measure calculated in accordance with GAAP, to NOI, and a reconciliation from NOI to comparable NOI are included in this release.

EBITDA
EBITDA, a non-GAAP measure, is defined as net earnings excluding the following items at the company’s share: i) non-cash charges for depreciation and amortization; ii) interest expense; iii) amortization of mortgage procurement costs; and iv) income taxes. EBITDA may not be directly comparable to similarly-titled measures reported by other companies. The company uses EBITDA as the starting point in order to calculate Adjusted EBITDA as described below.

Adjusted EBITDA
The company defines Adjusted EBITDA, a non-GAAP measure, as EBITDA adjusted to exclude: i) impairment of real estate; ii) gains or losses from extinguishment of debt; iii) gain (loss) on full or partial disposition of rental properties and other investments; iv) gains or losses on change in control of interests; v) other transactional items, including organizational transformation and termination benefits; and vi) the Nets pre-tax EBITDA. The company believes EBITDA, Adjusted EBITDA and net debt to Adjusted EBITDA provide additional information in evaluating our credit and ability to service the company’s debt obligations. Adjusted EBITDA is used by the company’s chief operating decision maker and management to assess operating performance and resource allocations by segment and on a consolidated basis. The company’s management believes Adjusted EBITDA gives the investment community a further understanding of the company’s operating results, including the impact of general and administrative expenses and acquisition-related expenses, before the impact of investing and financing transactions and facilitates comparisons with competitors. However, Adjusted EBITDA should not be viewed as an alternative measure of the company’s operating performance since it excludes financing costs as well as depreciation and amortization costs which are significant economic costs that could materially impact the company’s results of operations and liquidity. Other REITs may use different methodologies for calculating Adjusted EBITDA and, accordingly, the company’s Adjusted EBITDA may not be comparable to other REITs.

Net Debt to Adjusted EBITDA
Net Debt to Adjusted EBITDA, a non-GAAP measure, is defined as total debt, net at the company’s share (total debt includes outstanding borrowings on the company’s revolving credit facility, term loan facility, convertible senior debt, net, nonrecourse mortgages and notes payable, net) less cash and equivalents, at the company’s share, divided by Adjusted EBITDA. Net Debt to Adjusted EBITDA is a supplemental measure derived from non-GAAP financial measures that the company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The company believes that investors use versions of this ratio in a similar manner. The company’s method of calculating the ratio may be different from methods used by other REITs and, accordingly, may not be comparable to other REITs.

Safe Harbor Language
Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the company’s ability to carry out future transactions and strategic investments, as well as the acquisition related costs, unanticipated difficulties realizing expected benefits expected when entering into a transaction, the company’s ability to qualify or to remain qualified as a REIT, its ability to satisfy REIT distribution requirements, the impact of issuing equity, debt or both, and selling assets to satisfy its future distributions required as a REIT or to fund capital expenditures, future growth and expansion initiatives, the impact of the amount and timing of any future distributions, the impact from complying with REIT qualification requirements limiting its flexibility or causing it to forego otherwise attractive opportunities beyond rental real estate operations, the impact of complying with the REIT requirements related to hedging, its lack of experience operating as a REIT, legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service, the possibility that the company’s Board of Directors will unilaterally revoke its REIT election, the possibility that the anticipated benefits of qualifying as a REIT will not be realized, or will not be realized within the expected time period, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, the impact of the slow economic recovery on the ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, litigation risks, vacancies in its properties, risks associated with developing and managing properties in partnership with others, competition, its ability to renew leases or re-lease spaces as leases expire, illiquidity of real estate investments, its ability to identify and transact on chosen strategic alternatives for a portion of its retail portfolio, bankruptcy or defaults of tenants, anchor store consolidations or closings, the impact of terrorist acts and other armed conflicts, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by the company’s revolving credit facility, term loan and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, its ability to receive payment on the notes receivable issued by Onexim in connection with their purchase of our interests in the Barclays Center and the Nets, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, competing interests of its directors and executive officers, the ability to recruit and retain key personnel, risks associated with the sale of tax credits, downturns in the housing market, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws and international trade agreements, volatility in the market price of its publicly traded securities, inflation risks, cybersecurity risks, cyber incidents, shareholder activism efforts, conflicts of interest, risks related to its organizational structure including operating through its Operating Partnership and its UPREIT structure, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

Reconciliation of Net Earnings to FFO
The table below reconciles net earnings, the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Net earnings attributable to Forest City Realty Trust, Inc. (GAAP)	$56,753	$26,599	$97,670	$270,634
Depreciation and Amortization—real estate (1)	81,400	78,788	159,749	157,650
Gain on disposition of full or partial interests in rental properties	(39,314)	(11,990)	(66,318)	(111,748)
Impairment of depreciable rental properties	—	2,100	—	14,564
Income tax expense adjustment — current and deferred (2):
Gain on disposition of full or partial interests in rental properties	4,642	236	4,642	55,272
FFO attributable to Forest City Realty Trust, Inc. (Non-GAAP)	$103,481	$95,733	$195,743	$386,372
FFO Per Share - Diluted
Numerator (in thousands):
FFO attributable to Forest City Realty Trust, Inc.	$103,481	$95,733	$195,743	$386,372
If-Converted Method (adjustments for interest):
4.250% Notes due 2018	778	778	1,556	2,250
3.625% Notes due 2020	362	362	725	1,280
FFO for per share data	$104,621	$96,873	$198,024	$389,902
Denominator:
Weighted average shares outstanding—Basic	260,569,749	258,645,220	259,688,409	258,298,148
Effect of stock options, restricted stock and performance shares	1,319,110	995,175	1,320,011	1,239,960
Effect of convertible debt	5,153,256	5,031,753	5,153,256	7,804,478
Effect of convertible 2006 Class A Common Units	1,797,909	1,940,788	1,853,955	1,940,788
Weighted average shares outstanding - Diluted	268,840,024	266,612,936	268,015,631	269,283,374
FFO Per Share - Diluted	$0.39	$0.36	$0.74	$1.45

(1)	The following table provides detail of depreciation and amortization:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Full Consolidation	$65,747	$62,418	$129,302	$125,629
Non-Real Estate	(689)	(754)	(1,391)	(1,573)
Real Estate Full Consolidation	65,058	61,664	127,911	124,056
Real Estate related to noncontrolling interest	(6,853)	(5,463)	(13,549)	(9,790)
Real Estate Unconsolidated	23,195	22,587	45,387	43,349
Real Estate Discontinued Operations	—	—	—	35
Real Estate at Company share	$81,400	$78,788	$159,749	$157,650

(2)	The following table provides detail of income tax expense (benefit):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Income tax expense on FFO
Operating Earnings:
Current taxes	$12	$91	$63	$3,720
Deferred taxes	—	(135)	—	24,022
Total income tax expense on FFO	12	(44)	63	27,742
Income tax expense (benefit) on non-FFO
Disposition of full or partial interests in rental properties:
Current taxes	$4,642	$236	$4,642	$(4,351)
Deferred taxes	—	—	—	59,623
Total income tax expense on non-FFO	4,642	236	4,642	55,272
Grand Total	$4,654	$192	$4,705	$83,014

Reconciliation of FFO to Operating FFO

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
	(in thousands)			(in thousands)
FFO attributable to Forest City Realty Trust, Inc.	$103,481	$95,733		$195,743	$386,372
Write-offs of abandoned development projects and demolition costs	1,992	—		2,343	—
Tax credit income	(2,521)	(2,936)		(5,212)	(5,944)
Loss on extinguishment of debt	2	849		4,468	29,933
Change in fair market value of nondesignated hedges	(301)	590		(1,803)	1,986
Net gain on disposition of interest in development project	—	—		—	(136,687)
Net gain on disposition of partial interest in other investment - Nets	—	—		—	(136,247)
Straight-line rent adjustments	(3,993)	(3,350)		(6,935)	(5,211)
Organizational transformation and termination benefits	6,863	5,681		11,388	14,401
Nets pre-tax FFO	—	—		—	1,400
Income tax expense (benefit) on FFO	12	(44)		63	27,742
Operating FFO attributable to Forest City Realty Trust, Inc.	$105,535	$96,523	9.3%	$200,055	$177,745	12.6%
If-Converted Method (adjustments for interest) (in thousands):
4.250% Notes due 2018	778	778		1,556	2,250
3.625% Notes due 2020	362	362		725	1,280
Operating FFO attributable to Forest City Realty Trust, Inc. (If-Converted)	$106,675	$97,663		$202,336	$181,275
Weighted average shares outstanding - Diluted	268,840,024	266,612,936		268,015,631	269,283,374
Operating FFO per share - Diluted	$0.40	$0.37	8.1%	$0.75	$0.67	11.9%

Reconciliation of Earnings (Loss) Before Income Taxes (GAAP) to Net Operating Income (non-GAAP) (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Earnings (loss) before income taxes (GAAP)	$58,245	$29,174	$89,917	$(12,359)
Earnings from unconsolidated entities	(41,514)	(21,164)	(68,493)	(31,700)
Earnings (loss) before income taxes and earnings from unconsolidated entities	16,731	8,010	21,424	(44,059)
Land sales	(17,762)	(8,221)	(23,522)	(12,154)
Cost of land sales	7,694	1,702	9,695	2,042
Other land development revenues	(1,862)	(2,228)	(2,967)	(4,144)
Other land development expenses	2,034	2,397	4,598	4,745
Corporate general and administrative expenses	14,018	16,750	29,601	33,862
Organizational transformation and termination benefits	6,863	5,681	11,388	14,401
Depreciation and amortization	65,747	62,418	129,302	125,629
Write-offs of abandoned development projects and demolition costs	1,596	—	1,596	—
Impairment of real estate	—	2,100	—	14,564
Interest and other income	(9,896)	(11,031)	(20,168)	(20,685)
Interest expense	28,901	32,435	56,876	67,070
Amortization of mortgage procurement costs	1,507	1,416	2,729	3,081
Loss on extinguishment of debt	—	—	2,843	29,084
NOI related to unconsolidated entities (1)	53,629	56,253	108,729	111,498
NOI related to noncontrolling interest (2)	(10,483)	(9,434)	(20,154)	(17,522)
NOI related to discontinued operations (3)	—	—	—	1,198
Net Operating Income (Non-GAAP)	$158,717	$158,248	$311,970	$308,610

(1) NOI related to unconsolidated entities:
Equity in earnings (GAAP)	$6,261	$8,551	$15,539	$19,087
Exclude non-NOI activity from unconsolidated entities:
Land and non-rental activity, net	(443)	(1,730)	(1,579)	(2,671)
Interest and other income	(451)	(390)	(1,976)	(755)
Write offs of abandoned development projects and demolition costs	396	—	747	—
Depreciation and amortization	23,938	23,469	47,027	45,143
Interest expense and extinguishment of debt	23,928	26,353	48,971	50,694
NOI related to unconsolidated entities	$53,629	$56,253	$108,729	$111,498

(2) NOI related to noncontrolling interest:
Earnings from continuing operations attributable to noncontrolling interests (GAAP)	$(1,556)	$(1,760)	$(1,450)	$(3,881)
Exclude non-NOI activity from noncontrolling interests:
Land and non-rental activity, net	1,132	713	1,378	1,062
Interest and other income	448	392	972	769
Depreciation and amortization	(7,194)	(5,730)	(14,177)	(10,249)
Interest expense and extinguishment of debt	(3,970)	(3,049)	(7,534)	(5,038)
Gain (loss) on disposition of full or partial interests in rental properties and interest in unconsolidated entities	657	—	657	(185)
NOI related to noncontrolling interest	$(10,483)	$(9,434)	$(20,154)	$(17,522)

(3) NOI related to discontinued operations:
Operating loss from discontinued operations, net of tax (GAAP)	$—	$—	$—	$(1,126)
Less loss from discontinued operations attributable to noncontrolling interests	—	—	—	776
Exclude non-NOI activity from discontinued operations (net of noncontrolling interest):
Depreciation and amortization	—	—	—	56
Interest expense	—	—	—	1,738
Income tax benefit	—	—	—	(246)
NOI related to discontinued operations	$—	$—	$—	$1,198

NOI (Non-GAAP) Detail (in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Office Segment
Comparable NOI	66,089	65,175	1.4%	130,903	130,226	0.5%
Non-Comparable NOI	6,043	5,015		11,175	9,903
Office Product Type NOI	72,132	70,190		142,078	140,129
Other NOI (1)	3,222	2,392		6,676	1,871
Total Office Segment	75,354	72,582		148,754	142,000
Apartment Segment
Comparable NOI	47,485	46,425	2.3%	92,853	91,867	1.1%
Non-Comparable NOI	87	(183)		123	(1,311)
Apartment Product Type NOI	47,572	46,242		92,976	90,556
Federally Assisted Housing	3,996	4,791		8,281	10,339
Other NOI (1)	(1,165)	877		(1,897)	(3,324)
Total Apartment Segment	50,403	51,910		99,360	97,571
Retail Segment
Comparable NOI	36,577	36,930	(1.0)%	74,347	75,237	(1.2)%
Non-Comparable NOI	2,354	3,449		3,947	7,587
Retail Product Type NOI	38,931	40,379		78,294	82,824
Other NOI (1)	267	1,054		(71)	2,064
Total Retail Segment	39,198	41,433		78,223	84,888
Operations
Comparable NOI	150,151	148,530	1.1%	298,103	297,330	0.3%
Non-Comparable NOI (2)	8,484	8,281		15,245	16,179
Product Type NOI	158,635	156,811		313,348	313,509
Federally Assisted Housing	3,996	4,791		8,281	10,339
Other NOI (1):
Straight-line rent adjustments	3,845	3,131		6,643	4,979
Other Operations	(1,521)	1,192		(1,935)	(4,368)
	2,324	4,323		4,708	611
Total Operations	164,955	165,925		326,337	324,459
Development Segment
Recently-Opened Properties/Redevelopment	744	625		(508)	1,254
Other Development (3)	(6,982)	(8,302)		(13,859)	(19,605)
Total Development Segment	(6,238)	(7,677)		(14,367)	(18,351)
Other Segment	—	—		—	2,502
Grand Total	$158,717	$158,248		$311,970	$308,610

(1)	Includes straight-line rent adjustments, participation payments as a result of refinancing transactions on our properties and management and service company overhead, net of service fee revenues.

(2)
Non-comparable NOI includes lease termination income of $3,461 and $5,601 for the three and six months ended June 30, 2017, compared with $379 and $713 for the three and six months ended June 30, 2016.

(3)	Includes straight-line adjustments, non-capitalizable development overhead and other costs on our development projects.

2017 Guidance

	Range for the Year Ended December 31, 2017
	Low	High
Net earnings attributable to common stockholders - diluted	$0.53	$0.58
Depreciation and amortization—real estate	1.17	1.17
Gain on disposition of full or partial interests in rental properties, net of tax	(0.23)	(0.23)
Adjustments for convertible senior note interest - if converted method	0.02	0.02
Tax credit income	(0.04)	(0.04)
Organizational transformation and termination benefits	0.06	0.06
Other adjustments (1)	(0.01)	(0.01)
Operating FFO per share - Diluted	$1.50	$1.55

(1)
Includes write-offs of abandoned development projects and demolition costs, loss on extinguishment of debt, change in fair market value of nondesignated hedges, straight-line rent adjustments and income tax expense (benefit) on FFO.